EXHIBIT 10.11

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS.

Each of our executive officers is employed on an at will basis. The current annual salaries of our executive officers for 2006 are set forth in the chart below:

Executive Officers	Title	Salary	Incentive Component

Robert E. Matthiessen	President and CEO	$253,794	1.0% of consolidated pre-tax profits plus 0.5% of each product segment's pre-tax profits.

Hugh T. Regan, Jr.	Secretary, Treasurer and CFO	$187,018	Up to a maximum of $80,000. (1)

Alyn R. Holt	Chairman	$183,076	None

James Pelrin	General Manager-Temperature Management Product Segment	$185,000	1.5% of pre-tax profits of the Temperature Management product segment.

Dale E. Christman	General Manager - Tester Interface Product Segment	$176,000	1.5% of pre-tax profits of the Tester Interface product segment.

Daniel J. Graham	General Manager - Manipulator & Docking Hardware Product Segment	$164,570	1.5% of pre-tax profits of the Manipulator and Docking Hardware product segment.

(1)

Subject to the Company achieving consolidated pre-tax profits and the recommendation of the CEO and approval by the Compensation Committee, a majority of independent directors and the Board of Directors.

Each of foregoing officers receive the Corporation's standard benefits package.

For 2006, Directors who are not also officers of the Corporation (each a "non-employee director") will receive an annual retainer of $20,000. Members of the Executive Committee are paid an additional annual retainer of $12,000. The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $12,000; the Chairman of the Compensation Committee is paid an additional annual fee of $8,000; the Chairman of the IP Committee is paid an additional annual fee of $60,000; and the Chairman of the Nominating Committee is paid an additional annual fee of $8,000.

In addition, Directors and Officers are also eligible for awards of stock options or shares of restricted stock pursuant to the inTEST Corporation Amended and Restated 1997 Stock Plan, however, such awards are made at the discretion of the Compensation Committee or the Board of Directors, as the case may be.